UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2011

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)   On September 20, 2011, Southwestern Energy Company (the “Company”) announced that William J. Way, age 52, has been elected as the Company’s Executive Vice President and Chief Operating Officer, effective October 1, 2011 (the “Effective Date”), to serve until the next annual meeting of stockholders and/or until his successor shall be duly elected and shall qualify.  Mr. Way will report to Steven L. Mueller, the Company’s President & Chief Executive Officer and will be responsible for the company’s oil and gas exploration and production (E&P) business. In conjunction with his election as Executive Vice President & Chief Operating Officer of the Company, effective October 1, 2011, Mr. Way has also been elected as the Executive Vice President  of the Company’s subsidiaries, SEECO, Inc., Southwestern Energy Production Company, Diamond “M” Production Company, DeSoto Drilling Inc., Southwestern Field Services, LLC and DeSoto Sand, LLC.  Effective as of October 1, 2011, Mr. Way will also replace Mr. Mueller as a director of SEECO, Inc., Southwestern Energy Production Company, Diamond “M” Production Company and DeSoto Drilling Inc.

Mr. Way earned his undergraduate degree in Industrial Engineering from Texas A&M University and has an MBA from The Massachusetts Institute of Technology. Mr. Way joined BG Group plc in 2007 as Senior Vice President, Americas, with responsibility for E&P, Midstream and LNG operations in the United States, Trinidad and Tobago, Chile, Bolivia, Canada and Argentina as well as BG’s global shipping business.  Mr. Way began his career at Conoco in 1981 and, over the course of his more than twenty-seven year tenure, he held a wide range of senior leadership positions in E&P, LNG, Midstream and Shipping operations in the United States, Scotland, United Arab Emirates, and Trinidad and Tobago. Mr. Way is a Registered Professional Engineer with the State of Texas and serves as a Director for several secondary educational organizations.

The selection of Mr. Way was not pursuant to any arrangement or understanding between him and any other person.  There is no family relationship between Mr. Way and any director or executive officer of the Company.

There are no transactions between Mr. Way and the Company that are required to be reported under Item 404(a) of Regulation S-K.

The compensation for Mr. Way as Executive Vice President and Chief Operating Officer includes (a) an annual base salary of $575,000; (b) an annual cash bonus under the Company’s Incentive Compensation Plan with a target amount of 140% of his base salary actually paid during the plan year; and (c)  long-term incentive compensation for 2011, to be awarded on the Effective Date consisting of: (i) 18,520 shares of restricted stock that will vest proportionately over 4 years and (ii) 72,380 options to purchase the Company’s common stock, $0.01 par value, vesting 33-1/3% per year over 3 years and having an exercise price that will be the closing price of the Company’s stock on the business day preceding the Effective Date.  Mr. Way’s salary and cash bonus for 2011 will be prorated and payable from the Effective Date.  In addition, as a sign-on bonus, Mr. Way will receive on the Effective Date a cash bonus of $550,000 which will be paid within 15 days of the Effective Date and an additional 57,554 shares of restricted stock that will vest proportionately over 4 years and an additional 23,603 options that will vest 33-1/3% per year over 3 years and having an exercise price that will be the closing price of the Company’s stock on the business day preceding the Effective Date.  He will also participate in the Company’s SERP and Non-Qualified Plan and will receive the following perquisites:  the payment of dues for one social club designated by the Company, a $7,380 annual car allowance (prorated for 2011), estate and financial planning expenses up to $18,500 per year and a medical reimbursement plan that covers all out-of-pocket expenses.

On the Effective Date, Mr. Way and the Company will enter into an indemnity agreement and an executive severance agreement, the forms of which will be consistent with the indemnity agreement incorporated by reference as Exhibit 10.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Form 10-K”) and the executive severance agreement incorporated by reference as Exhibit 10.2 to the 2010 Form 10-K as amended by Exhibit 10.3 to the 2010 Form 10-K. The executive severance agreement will entitle him to receive a payment if within three years after a “Change in Control,” (i) his employment is terminated without “Cause” or (ii) he voluntarily terminates employment with the Company for “Good Reason”. The severance payment for Mr. Way will be equal to the product of 2.99 and the sum of base salary as of his termination date plus the maximum bonus opportunity available to him under the Incentive Compensation Plan.   The severance agreement does not provide severance benefits outside the context of a change in control.  Solely for purposes of clarification, a sentence has been added to the last paragraph in the definition of “Change in Control” in the executive severance agreement which states that clause (f) is contingent upon the actual occurrence of  a “Change in Control,” including as a result of the specified events.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated September 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: September 22, 2011	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated September 20, 2011.